Exhibit 10.4

INMAGENE BIOPHARMACEUTICALS

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of December 23, 2024, is made by and among Ikena Oncology, Inc., a Delaware corporation (“Insight”), Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”), and the undersigned holders (each a “Shareholder”) of share capital of the Company.

WHEREAS, the Company, Insight, Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a wholly owned subsidiary of Insight (“Merger Sub I”), and Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a wholly owned subsidiary of Insight (“Merger Sub II”), have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub I with and into the Company (the “First Merger”), and the merger of the Company with and into Merger Sub II;

WHEREAS, each Shareholder beneficially owns and has sole voting power with respect to (or to direct the voting of) the number of Company Shares and/or holds Company Options to acquire the number of Company Shares indicated opposite such Shareholder’s name on Schedule 1 attached hereto (the “Shares”);

WHEREAS, as an inducement and a condition to the willingness of Insight to enter into the Merger Agreement, each Shareholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Insight entering into the Merger Agreement, each Shareholder, Insight and the Company agree as follows:

1. Agreement to Vote Shares. Each Shareholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the Shareholders of the Company or any adjournment or postponement thereof with respect to the First Merger, the Merger Agreement or any Acquisition Proposal, such Shareholder shall:

(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted) covering all of the Shares and any New Shares that Shareholder shall be entitled to so vote: (i) in favor of (A)(1) adopting and approving the Merger Agreement, the First Plan of Merger and the Contemplated Transactions, (2) approving the First Merger and

Exhibit 10.4

acknowledging that the approval given thereby is irrevocable and (3) providing any other consents or waivers required by the Company Charter to consummate the Merger Agreement and the Contemplated Transactions and (B) waiving any notice that may have been or may be required relating to the First Merger or other Contemplated Transactions; (ii) against any Acquisition Proposal or Acquisition Inquiry, or any agreement, transaction, matter or action that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the First Merger and any of the other Contemplated Transactions; (iii) against each of the following actions (other than with respect to a Company Legacy Transaction or the First Merger and the other Contemplated Transactions): (A) any extraordinary corporate transaction, such as a merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange or other business combination involving the Company, (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the assets of the Company that would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the First Merger and any of the other Contemplated Transactions, (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any of its Affiliates, (D) any amendment to the Company’s Organizational Documents, which amendment would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the First Merger and any of the other Contemplated Transactions, and (E) any material change in the capitalization of the Company or the Company’s corporate structure; and (iv) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Company Shareholder Matters. Such Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the First Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 10 thereof or otherwise, (c) such date and time as a Company Board Adverse Recommendation Change is made in accordance with Section 6.2(d) of the Merger Agreement, or (d) the mutual written agreement of the parties to terminate this Agreement.

3. Additional Acquisitions. Each Shareholder agrees that any Company Shares or other equity securities of the Company that such Shareholder acquires or with respect to which such Shareholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Company Options or otherwise, including, without limitation, by gift, succession, in the event of a share subdivision or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, each Shareholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this

Exhibit 10.4

Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Shareholder may make (1) transfers by will or by operation of Law pursuant to a qualified domestic relations order or in connection with a divorce settlement or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to such Shareholder’s Company Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to the Company as payment for the (i) exercise price of such Shareholder’s Company Options and (ii) taxes applicable to the exercise of such Shareholder’s Company Options, (3) if such Shareholder is a partnership or limited liability company, a transfer to one or more partners or members of such Shareholder or to an Affiliated corporation, trust or other Entity under common control with such Shareholder, or if such Shareholder is a trust, a transfer to a beneficiary, provided, that in each such case the applicable transferee has agreed in writing to be bound by the terms and conditions of this Agreement, (4) transfers to another holder of Company Shares that has signed a voting agreement in the same form as this Agreement, and (5) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares or New Shares covered hereby shall occur (including a transfer or disposition permitted by (1)-(5) of this Section 4, sale by a Shareholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or New Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee has not executed a counterpart hereof or joinder hereto.

5. Representations and Warranties of Shareholder. Each Shareholder hereby, severally but not jointly, represents and warrants to Insight and the Company as follows:

(a) If such Shareholder is an Entity: (i) such Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of such Shareholder’s obligations hereunder and the consummation of the transactions contemplated hereby by such Shareholder have been duly authorized by all necessary action on the part of such Shareholder and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If such Shareholder is an individual, such Shareholder has the legal capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

Exhibit 10.4

(b) this Agreement has been duly executed and delivered by or on behalf of such Shareholder and, to such Shareholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Insight, constitutes a valid and binding agreement with respect to such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c) such Shareholder beneficially owns the number of Shares indicated opposite such Shareholder’s name on Schedule 1, which constitute all of the Shares owned by the Shareholder as of the date hereof. Such Shareholder will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d) to the knowledge of such Shareholder, the execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations hereunder and the compliance by such Shareholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound, or any Law, statute, rule or regulation to which such Shareholder is subject or, in the event that such Shareholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of such Shareholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement in any material respect;

(e) the execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority by such Shareholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement in any material respect;

(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Insight or the Company in respect of this Agreement based upon any Contract made by or on behalf of such Shareholder; and

(g) as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder that would reasonably be expected to prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement in any material respect.

Exhibit 10.4

6. Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, each Shareholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution, as such Shareholder’s true and lawful attorney and irrevocable proxy to vote and exercise all voting and related rights, including the right to sign such Shareholder’s name (solely in its capacity as a Shareholder) to any Shareholder consent, if Shareholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to the Shares and New Shares solely with respect to the matters set forth in Section 1 hereof. Each Shareholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by such Shareholder with respect to the Shares and New Shares and represents that none of such previously-granted proxies are irrevocable. The Shareholder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and granted in consideration of, and as an inducement to the Company, Insight, Merger Sub I and Merger Sub II to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Shareholder under Section 1. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Shareholder and the obligations of such Shareholder shall be binding on such Shareholder’s heirs, personal representatives, successors, transferees and assigns. Each Shareholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares and New Shares with respect to the matters set forth in Section 1 until after the Expiration Date. With respect to any Shares and New Shares that are owned beneficially by the Shareholder but are not held of record by the Shareholder, the Shareholder shall take all action necessary to cause the record holder of such Shares to grant the irrevocable proxy and take all other actions provided for in this Section 6 with respect to such Shares and New Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

7. No Solicitation. From and after the date hereof until the Expiration Date, each Shareholder shall not, directly or indirectly, (a) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry regarding the Company or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding the Company, (b) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry regarding the Company, (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry regarding the Company, (d) approve, endorse or recommend any Acquisition Proposal, (e) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction regarding the Company (subject to Section 5.4 of the Merger Agreement), (f) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding the Company, (g) initiate a Shareholders’ vote or action by consent of the Company’s Shareholders with respect to an Acquisition Proposal or Acquisition Inquiry regarding the Company, (h) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal or Acquisition Inquiry regarding the Company or (i) propose or agree to do any of the foregoing. In the event that such

Exhibit 10.4

Shareholder is a corporation, partnership, trust or other Entity, it shall not permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or other Representative of such Shareholder or any of its Subsidiaries or Affiliates to, undertake any of the actions contemplated by this Section 7.

8. No Legal Actions. Each Shareholder will not in its capacity as a Shareholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Shareholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement and the Contemplated Transactions by the Company Board, constitutes a breach of any fiduciary duty of the Company Board or any member thereof.

9. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of Insight and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.

10. Directors and Officers. This Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a Shareholder of the Company and/or holder of Company Options and not in such Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Shareholder to attempt to) limit or restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Insight or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to such Shareholder, and the Company shall not have

Exhibit 10.4

authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company, or exercise any power or authority to direct such Shareholder in the voting of any of the Shares, except as otherwise provided herein.

12. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

13. Further Assurances. Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Insight may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Contemplated Transactions.

14. Disclosure. Each Shareholder hereby agrees that Insight and the Company may publish and disclose in the Registration Statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by Insight or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Shareholder’s counsel. Prior to the Closing, each Shareholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Contemplated Transactions, without the prior written consent of Insight and the Company, provided that the foregoing shall not limit or affect any actions taken by such Shareholder (or any affiliated officer or director of such Shareholder) that would be permitted to be taken by such Shareholder, Insight or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Shareholder the prohibition of which would be prohibited under applicable Law.

15. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient: (i) to the Company or Insight, as applicable, in accordance with Section 11.7 of the Merger Agreement, and (ii) to each Shareholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

Exhibit 10.4

16. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

17. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other parties’ prior written consent shall be void and of no effect.

18. No Waivers. No waivers of any breach of this Agreement extended by the Company or Insight to such Shareholder shall be construed as a waiver of any rights or remedies of the Company or Insight, as applicable, with respect to any other Shareholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such Shareholder or with respect to any subsequent breach of Shareholder or any other such Shareholder of the Company. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

19. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 15 of this Agreement.

20. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or Legal Proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

Exhibit 10.4

21. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the Company Charter, the Merger Agreement and the Contemplated Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

22. Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

23. Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Shareholder may be waived, amended or otherwise modified in a writing signed by Insight, the Company and such Shareholder.

24. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

25. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood the Merger Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to Shareholders of the Company as well as holders of Company Options, this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement. The Shareholder has had an opportunity to review with its own tax advisors the tax consequences of the First Merger and the Contemplated Transactions. The Shareholder understands that it must rely solely on its advisors and not on any statements or representations made by Insight, the Company or any of their respective agents or representatives. The Shareholder understands that such Shareholder (and not Insight, the Company or the Second Surviving Company) shall be responsible for such Shareholder’s tax liability that may arise as a result of the First Merger or the Contemplated Transactions. The Shareholder understands and acknowledges that Insight, the Company, Merger Sub I and Merger Sub II are entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

Exhibit 10.4

26. Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” refers to such agreement as amended or modified, solely to the extent such amendments or modifications (a) do not (i) change the form of consideration or (ii) change the Exchange Ratio in a manner adverse to such Shareholder, or (b) have otherwise been agreed to in writing by such Shareholder.

27. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

(e) The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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Exhibit 10.4

EXECUTED as of the date first above written.

[SHAREHOLDER]

Signature

Signature Page to Company Support Agreement

Exhibit 10.4

EXECUTED as of the date first above written.

IKENA ONCOLOGY, INC.

By:
Name:
Title:

INMAGENE BIOPHARMACEUTICALS

By:
Name:
Title:

Signature Page to Company Support Agreement

Exhibit 10.4

SCHEDULE 1

Name, Address and Email Address of Shareholder

Number of Company Ordinary Shares	Number of Company Options

Number of Company Series Seed Preferred Shares

Number of Company Series A Preferred Shares

Number of Company Series B Preferred Shares

Number of Company Series C-1 Preferred Shares

Number of Company Series C-2 Preferred Shares